AGREEMENT OF LIMITED PARTNERSHIP

AMREIT MONTHLY INCOME & GROWTH FUND IV, L.P.

A Delaware Limited Partnership

ARTICLE I	NAME, PURPOSE, PLACE OF BUSINESS AND TERM OF PARTNERSHIP	2
1.1	Name	2
1.2	Purpose	2
1.3	Place of Business and Agent	2
1.4	Term	2

ARTICLE II	DEFINITIONS	2

ARTICLE III	LIMITED PARTNERS	4
3.1	Initial Limited Partner	4
3.2	No Management by Limited Partners	4
3.3	Access to Records	4
3.4	Liability	4
3.5	No Withdrawal or Dissolution	4
3.6	Consent	4
3.7	Power of Attorney	4

ARTICLE IV	CAPITAL CONTRIBUTIONS, ACCOUNTS AND WITHDRAWALS	5
4.1	Initial Capital Contributions	5
4.2	Limited Partner Capital Contributions	5
4.3	No Interest on Capital Contributions	5
4.4	Liability Limited to Capital	5
4.5	Issuance of Additional Units	5

ARTICLE V	DUTIES AND POWERS OF PARTNERS, PARTNERSHIP EXPENSES	6
5.1	General Partner	6
5.2	General Authority and Powers of General Partner	6
5.3	Limitations on Authority and Powers of General Partner	6
5.4	Loans to the Partnership	6
5.5	Liability	7
5.6	Outside Activities of the General Partner	8
5.7	Indemnification and Liability of General Partner	8
5.8	Partnership Expenses	8
5.9	Compensation	8
5.10	Liquidation of the Partnership and Redemption of the General Partner Investment	8
5.11	Joint Ventures	8
5.12	Merger, Exchange and Conversion	9

ARTICLE VI	DISTRIBUTIONS	10
6.1	Share of Distributions	10
6.2	Source of Funds	10
6.3	Liquidation or Dissolution	10
6.4	Amount and Time of Distributions	10

ARTICLE VII	PROFITS AND LOSSES	11
7.1	Capital Account	11
7.2	Deficit Capital Account Balances	11
7.3	Allocations	11
7.4	Taxable Gain on Exchange	11
7.5	Depreciation Recapture	11
7.6	Allocation between Assignor and Assignee	11
7.7	Express Consent to Allocations	11
7.8	Adjustments to Gain and Loss	12
7.9	Tax Allocations: Code Section 704(c)	12
7.10	General Provisions Relating to Distributions, Net Profit and Net Loss Allocations	12
7.11	Adjustments to Allocations	12
7.12	Fractions Rule	12

ARTICLE VIII	TERMINATION AND DISSOLUTION OF THE PARTNERSHIP	13
8.1	No Termination by Admission or Incapacity of Limited Partners	13
8.2	Termination of the Partnership	13
8.3	Continuation of Partnership upon Certain Events	13
8.4	Dissolution and Liquidation	13

ARTICLE IX	WITHDRAWAL AND TRANSFER BY PARTNERS	14
9.1	Voluntary Withdrawal or Assignment by the General Partner	14
9.2	Involuntary Withdrawal and Transfer of a General Partner’s Interest	14
9.3	Transfer by Limited Partners	14
9.4	Put Right	14

ARTICLE X	BOOKS, RECORDS AND ACCOUNTING	15
10.1	Books and Records	15
10.2	Accounting Method; Audits and Reports	15
10.3	Bank Accounts	15

ARTICLE XI	SPECIAL TAX MATTERS	16
11.1	Tax Elections	16
11.2	Tax Audit Expenses	16

ARTICLE XII	AMENDMENTS AND MEETINGS	17
12.1	General	17
12.2	Action Without a Meeting	17
12.3	Amendments on Admission or Withdrawal of Partners and Clarification Amendments	17

ARTICLE XIII	MISCELLANEOUS	18
13.1	Notices	18
13.2	Further Assurances	18
13.3	Representations of the Partners	18
13.4	Survival of Representations and Agreements	18
13.5	Agreement in Counterparts	18
13.6	Captions and Context	18
13.7	Construction	18
13.8	Governing Law, Successors	18
13.9	Binding Effect	18
13.10	Validity of Agreement	18
13.11	Creditors Not Benefited	18

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AMREIT MONTHLY INCOME & GROWTH FUND IV, L.P.

A Delaware Limited Partnership

AGREEMENT OF LIMITED PARTNERSHIP

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AMREIT MONTHLY INCOME & GROWTH FUND IV, L.P., a Delaware limited partnership, (the “Partnership”) is hereby formed as a limited partnership under the laws of the state of Delaware pursuant to this Agreement of Limited Partnership entered into by and between AmREIT Monthly Income & Growth IV Corporation, a Delaware corporation, as the General Partner (the “General Partner”) and AmREIT, the Initial Limited Partner.  The Certificate of Limited Partnership of the Partnership shall be promptly recorded with the Secretary of State for the State of Delaware as required by the Delaware Revised Uniform Limited Partnership Act.

ARTICLE I

NAME, PURPOSE, PLACE OF BUSINESS AND TERM OF PARTNERSHIP

1.1. Name.  The name of the Partnership is “AMREIT MONTHLY INCOME & GROWTH FUND IV, L.P.”

1.2. Purpose.  The purpose of the Partnership shall be to acquire, develop, own, operate, improve, lease, sell, manage and hold for investment real property and to make and/or invest in loans for the acquisition, development or construction of real property, either alone or in association with others, and to conduct any other activity in connection therewith permitted by law, any of which will be permitted regardless of whether any Partner or Affiliate has a direct or indirect interest in the activity.

1.3. Place of Business and Agent.  The principal place of business and office of the Partnership shall be at c/o AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046 or such other location as may hereafter be determined by the General Partner on prior notice to the Limited Partners.  The name and address of the registered agent for service of process on the Partnership in the State of Delaware shall be Capitol Services, Inc., 615 South Dupont Highway, County of Kent, Dover, Delaware 19901.

1.4. Term.  The term of the Partnership commenced as of the date of filing of the original Certificate and shall continue until December 31, 2026, or until sooner dissolved or terminated as provided in this Agreement.

ARTICLE II

DEFINITIONS

As used herein the following terms shall have the following meanings:

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Adjusted Capital Account” shall mean the Capital Account maintained for each Partner which is determined as of the end of each Partnership Fiscal Year, or other appropriate occasion, (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” shall mean, with respect to a Partner, the deficit balance, if any, in that Partner’s Adjusted Capital Account.

“Affiliate” shall mean, when used with reference to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling ten percent or more of the outstanding voting securities of such other Person, (iii) any officer, director, member, manager or partner of such Person or any Person specified in (i) or (ii) above, and (iv) any company in which any officer or director of such Person is an officer, director, member, manager or partner; provided, however, that for purposes of this definition the term “Affiliate” will not be deemed to include any Person providing legal, accounting or other professional services to the Partnership or General Partner.

“Agreement” shall mean this Agreement of Limited Partnership and any amendments hereto.

“Annual Return” shall mean with respect to each Partner, an annual, cumulative, non-compounded return on such Partners’ aggregate Unreturned Deemed Capital Contribution calculated like interest using the average monthly balance of such Partners’ aggregate Unreturned Deemed Capital Contribution over the time period in question.

“Applicable Percentage” shall mean with respect to a particular year the annual distribution percentage determined by the General Partner, targeted to begin at 7.5% per annum.

“Capital Account” shall have the meaning assigned to such term in Section 7.1 hereof.

“Capital Account Balance” shall mean with respect to a Partner, the balance in that Partner’s Capital Account.

“Capital Account Deficit” shall mean with respect to a Partner, the deficit balance, if any, in that Partner’s Capital Account.

“Capital Contribution” shall mean, with respect to any Partner, the amount which such Partner contributes to the capital of the Partnership in accordance with the provisions of this Agreement, including without limitation any initial Capital Contribution and any additional Capital Contributions made by the Partner to the Partnership

“Certificate” shall mean the Certificate of Limited Partnership of the Partnership to be filed with the Secretary of State for the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” shall mean the consent of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.  The Consent of the Limited Partners will be deemed to have been obtained if Limited Partners identified in the Partnership’s records affirmatively vote the number of outstanding Units required for such action in favor of such action.

      “Deemed Capital Contribution” shall mean the product of $25,000 per Unit (regardless of the purchase price paid for a Unit) multiplied by the number of Units owned by a Partner.

“Event of Bankruptcy” shall mean with respect to any Person: (i) the entry of an “order for relief,” as defined in Title 11 of the United States Code (“Bankruptcy Code”), in either a voluntary case when instituted by such Person or in an involuntary case when instituted against such Person if such Person may be a debtor under the chapter of the Bankruptcy Code under which such case is commenced and which case shall not be dismissed or closed within ninety (90) days of such commencement;  or a comparable action against or by such Person under any other Federal, state or foreign law related to bankruptcy or insolvency;  or (ii) the filing by such Person of a petition or answer or consent seeking debtor relief under any other applicable federal, state or foreign law;  or (iii) the entry of an order or decree appointing, or consent by such Person to the appointment of, a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or of all or a substantial part of the property of such Person or ordering the winding up or liquidation of the affairs of such Person;  or (iv) the making by such Person of any assignment for the benefit of creditors or the admission by such Person of his or its inability to pay his or its debts generally as they come due, or the taking of any corporate or other action by such Person in furtherance of any such action; provided, in any event that the debtor’s Partnership Interest in the Partnership must be subject to the bankruptcy or liquidation proceedings and not exempt from creditors.

“Event of Dissolution” shall mean the liquidation, dissolution, removal, or the occurrence of an Event of Bankruptcy with respect to a Partner or any successor.

“General Partner” shall mean the Person or Persons designated as General Partner in the introductory paragraph hereof and any successor Person named as a General Partner according to the terms of this Agreement.

“General Partner Investment” shall have the meaning assigned to such term in Section 4.2(a) hereof.

“GP Excess Distributions” shall have the meaning assigned to such term in Section 6.1(b)(4) hereof.

 “Initial Limited Partner” shall mean AmREIT, whose address is set forth above in Section 1.3.

“Invested Capital” means the gross purchase price for his or her Unit(s) originally paid by a Limited Partner multiplied by the number of Units owned by a Limited Partner.

“Joint Ventures” shall have the meaning assigned to such term in Section 5.11 hereof.

“Limited Partners” shall mean the Persons identified as Limited Partners on the signature pages to this Agreement and/or each Person admitted to the Partnership as a Limited Partner upon executing a Subscription Agreement and contributing capital to the Partnership in exchange for Units, and such successor or additional Persons admitted to the Partnership as Limited Partners according to the terms of this Agreement.

“Limited Partner List” shall have the meaning assigned to such term in Section 3.3(a) hereof.

“LP Excess Distributions” shall mean cumulative distributions received by Limited Partners pursuant to Sections 6.1(a), 6.1(b)(1), and 6.1(b)(3) in excess of such Limited Partner’s Invested Capital.

“LP Target Distribution Amount” shall mean an amount computed for the Limited Partners, as of any determination date, equal to the amount of cash, which if distributed to the Limited Partners, would be sufficient such that no additional amounts would be required to be distributed to the Limited Partners pursuant to Sections 6.1(b)(1) and 6.1(b)(3).

“Majority in Interest” shall mean a majority of the Units held by all Limited Partners.

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“Net Cash” shall mean cash funds derived from all sources by the Partnership (including, but not limited to, cash from operations, cash released from reserves, interest, other investment income, and net proceeds generated from the disposition of properties), but excluding (i) funds used to pay or to provide for the payment of all operating expenses of the Partnership and each Partnership property and debt service, if any, capital improvements and replacements, without deduction for depreciation or amortization and (ii) cash reserves (a) required by any loan agreements or similar arrangements to which the Partnership is subject, (b) necessary to satisfy contingencies reasonably anticipated for, or associated with, the Partnership’s business, or (c) considered necessary or desirable by the General Partner, in its sole discretion (including for the purchase of additional assets).

“Net Profits” and “Net Losses” shall mean the profits or losses, as the case may be, of the Partnership for federal income tax purposes for each Partnership Fiscal Year determined in accordance with the Code, the Regulations and the accounting method followed by the Partnership for such purposes.

“Nonrecourse Deduction” has the meaning assigned to it in Regulations Section 1.704-2(c).

“Notification” or “Notice” shall mean a writing containing the information required by this Agreement to be communicated to any Person in the manner provided in Section 13.1 hereof; provided, however, that any communication containing such information sent or delivered to such Person and actually received by such Person constitutes Notification for all purposes under this Agreement.

“Offering” means that certain offering by the Partnership of an initial 2,000 Units (at an offering price of $25,000 per Unit) pursuant to the Private Offering Memorandum, which may be increased in the discretion of the General Partner by an additional 2,000 units.

“Operating Period” means the period ending on the seventh anniversary of the date of the Private Offering Memorandum, unless extended pursuant to Section 5.3(a)(6).

“Partner” shall mean either the General Partner or a Limited Partner and “Partners” shall mean the General Partner and the Limited Partners, collectively.

“Partner Nonrecourse Debt” has the meaning assigned to it in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to it in Regulations Section 1.704-2(i)(2) and (3).

“Partner Nonrecourse Deductions” has the meaning assigned to it in Regulations Section 1.704-2(i)(2).

“Partnership” shall mean the limited partnership formed pursuant to the execution of this Agreement and the filing of the Certificate.

“Partnership Fiscal Year” shall mean the calendar year, unless otherwise determined by the Partnership’s tax advisors and approved by the General Partner upon notice to the Limited Partners.

“Partnership Interest,” “Interest” or “Interest of a Partner” shall mean the particular Partner’s interest in the Partnership including, without limitation, the Partner’s Units and interest in the Partnership’s Net Profits, Net Losses, income, gains, losses, deductions and distributions.

“Partnership Minimum Gain” shall have the meaning set forth in Regulations Section 1.704-2(b)(2) and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Person” shall mean an individual, trust, estate, partnership, joint venture, company, corporation or other entity.

“Private Offering Memorandum” means that certain Private Offering Memorandum dated November 15, 2006, as supplemented and amended from time to time during the Offering, pursuant to which the Partnership shall engage in the Offering.

“Project” shall mean any real property, including any interest therein, which is developed and/or owned by the Partnership.

“Put Partner” shall have the meaning assigned to such term in Section 9.4 hereof.

“Regulations” shall mean the Treasury Regulations promulgated under the Code.

“Representative” shall mean the executor, administrator, guardian, trustee, or other personal representative of a Partner.

“Requested Redemption Date” shall have the meaning assigned to such term in Section 9.4 hereof.

“Retirement Trusts” shall have the meaning assigned to such term in Section 4.2(d) hereof.

“Subscription Agreements” shall mean the subscription agreements executed by the Limited Partners for Units.

“Substitute Limited Partner” shall mean a Limited Partner admitted to the Partnership pursuant to Section 9.3.

“Unit” shall mean an interest in the Partnership as a Limited Partner, which is acquired either by means of a Capital Contribution to the Partnership or by transfer.  A qualified person may acquire more than one Unit and/or a fraction of a Unit upon approval of the General Partner.

“Unreturned Deemed Capital Contribution” means each Partner’s Deemed Capital Contribution less cumulative distributions to date made to the Partner pursuant to Section 6.1(b)(1) or which otherwise constitute a return of capital.  For purposes of determining “Unreturned Deemed Capital Contribution” the Limited Partners’ Unreturned Deemed Capital Contribution shall be zero at such time as there has been a return of all of the Limited Partners’ Invested Capital.

“Unreturned Invested Capital” means each Partner’s Invested Capital less cumulative distributions to date made to the Partner pursuant to Section 6.1(b)(1) or which otherwise constitute a return of capital.

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ARTICLE III

LIMITED PARTNERS

3.1. Initial Limited Partner.  Upon the admission of additional Limited Partners, the Limited Partner interest of the Initial Limited Partner shall be repurchased in full, and it is recognized and acknowledged that the capital of $200 contributed by the Initial Limited Partner will be returned at that time.

3.2. No Management by Limited Partners.  Limited Partners as such shall take no part in, or at any time interfere in any manner with, the management, conduct, or control of the Partnership’s business and operations and shall have no right or authority to act or bind the Partnership in any manner whatsoever.  Except as expressly provided for in this Agreement, the Limited Partners do not have the right to vote on or consent to any matter, nor is their vote or consent required for any action by the Partnership or the General Partner.

3.3. Access to Records.  Each Limited Partner holding not less than 5% of the outstanding Units shall, at reasonable business hours, have access to the records of the Partnership subject to Article X and at its expense may inspect any of them; provided that the Limited Partner holding not less than 5% of the outstanding Units exercising such right (including, without limitation, any right to access or receive the Limited Partner List) shall not unreasonably interfere with or disrupt Partnership business.  With respect to access of the list of Limited Partners, the Partnership shall prepare and make available the Limited Partner List upon request as follows:

(a) An alphabetical list of the names, addresses and business telephone numbers of the Limited Partners along with the number of Units held by each of them (the “Limited Partner List”) shall be maintained as a part of the books and records of the Partnership and shall be available for inspection by Limited Partners holding not less than 5% of the outstanding Units at the home office of the Partnership upon the request of such Limited Partners holding not less than 5% of the outstanding Units;

(b) The Limited Partner List shall be updated at least quarterly to reflect changes in the information contained therein; and

(c) The General Partner may, in its sole discretion, grant access to the records of the Partnership and the Limited Partner List to a Limited Partner holding less than 5% of the outstanding Units upon written request by such Limited Partner stating the reasons for such request.

3.4. Liability.  The Limited Partners shall be liable with respect to the Partnership only to the extent of the amount of the contributions to capital made by such Limited Partners as provided in Section 4.2.  The Units shall be nonassessable.

3.5. No Withdrawal or Dissolution.  No Limited Partner shall at any time withdraw from the Partnership except as provided in this Agreement.  No Limited Partner shall have the right to have the Partnership dissolved or to have his contribution to the capital of the Partnership returned except as provided in this Agreement.  The death, incompetency, disability, dissolution, termination, or bankruptcy of a Limited Partner shall not dissolve or terminate the Partnership.

3.6. Consent.  To the fullest extent permitted by law, each of the Limited Partners hereby consents to the exercise by the General Partner of all the rights and powers conferred on the General Partner by this Agreement and the Act.

3.7. Power of Attorney.  Each of the Limited Partners, by the execution of this Agreement, does hereby irrevocably constitute and appoint the General Partner, with full power of substitution, as his or its true and lawful attorney-in-fact and agent, with full power and authority in the Limited Partner’s name, place and stead, to execute, acknowledge, swear to, deliver, file and record in the appropriate public offices (i) all certificates and other instruments (including counterparts of this Agreement and amendments hereto) that the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership, or a partnership in which the Limited Partners have limited liability, in all jurisdictions in which the Partnership may conduct business or own properties, (ii) all instruments that the General Partner deems appropriate to reflect any amendment, change or modification of this Agreement in accordance with the terms hereof (including, without limitation, one or more amendments to this Agreement to reflect any assignments or issuances of Interests in the Partnership), (iii) all conveyances and other instruments that the General Partner deems appropriate to reflect the dissolution and termination of the Partnership pursuant to the terms of this Agreement and (iv) instruments relating to the admission of any Partner pursuant to Article IX.  The power of attorney granted herein is hereby declared irrevocable and, being a power coupled with an interest, shall survive the death, incompetency, disability, bankruptcy, dissolution or other termination of any Partner and shall extend to such Partner’s heirs, successors and assigns.  Each Partner hereby agrees to be bound by any representations, covenants, or agreements made by the General Partner acting in good faith pursuant to such power of attorney, and each Partner hereby waives any and all defenses that may be available to contest, negate or disaffirm any action of the General Partner taken in good faith under such power of attorney.  Each Partner hereby agrees to execute and deliver to the General Partner, within fifteen (15) days after receipt of the General Partner’s written request therefor, such other and further statements of interest and holding, designations, powers of attorney and other instruments as the General Partner deems necessary to effectuate this Agreement and the purposes of this Partnership.  If a Limited Partner assigns his interest in the Partnership, as provided in Article IX, the foregoing power of attorney shall survive the delivery of the instruments effecting such assignment for the purpose of enabling the General Partner to sign, swear to, execute and acknowledge and file any and all amendments to this Agreement or the Certificate and other instruments and documents necessary to effectuate the substitution of the assignee as a Limited Partner.

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ARTICLE IV

CAPITAL CONTRIBUTIONS, ACCOUNTS AND WITHDRAWALS

4.1. Initial Capital Contributions.

(a) General Partner’s Capital Contribution.  The General Partner shall contribute $1,000 to the capital of the Partnership for its Interest in the Partnership as a General Partner.

(b) Initial Limited Partner’s Capital Contribution.  The Initial Limited Partner shall contribute $200 to the capital of the Partnership for its Interest in the Partnership as Limited Partner.

4.2. Limited Partner Capital Contributions.

(a) Capital Contributions.  Prior to or contemporaneously with the Initial Closing Date (as defined in the Private Offering Memorandum), the General Partner shall purchase 36 Units in exchange for cash in the amount of $800,000 (the “General Partner Investment”), which purchase shall not be deemed a part of the Offering.  There shall be available for subscription in the Offering by prospective Limited Partners an aggregate initial amount of up to 2,000 Units, each Unit requiring such initial Capital Contribution as provided in the Private Offering Memorandum (the foregoing shall not be deemed to limit the General Partner’s ability to issue fractional Units).  Following the sale of the initial 2,000 Units, the General Partner shall have the right, in its sole discretion, to cause the Partnership to issue and sell up to an additional 2,000 Units subject to the same terms and conditions.  Each Limited Partner investing pursuant to the Offering shall make a Capital Contribution by submitting to the registered broker-dealer designated by the General Partner the executed Subscription Agreement, as well as any other documents required by the Private Offering Memorandum, together with a check payable to the applicable account established by the Partnership in the amount of $25,000 for each Unit to which the Subscription Agreement relates (or the pro rata amount of the Unit purchase price for fractional Units) less any discounts authorized in the Private Offering Memorandum.  The Initial Limited Partner (prior to its redemption pursuant to Section 3.1), all subscribers for Units whose subscriptions are accepted by the General Partner and the General Partner (with respect to any Units purchased or otherwise held by the General Partner) are collectively referred to as the “Limited Partners.”

(b) Requirements for Limited Partner Status.  A Limited Partner shall be admitted to the Partnership not later than the first day of the month following his purchase of Units, provided that his Capital Contribution has been received by the 20th day of the preceding month.

(c) Additional Capital Contributions.  The Limited Partners shall not be obligated to make any additional Capital Contributions to the capital of the Partnership.

(d) Admission of Retirement Trusts as Limited Partners.  The General Partner shall establish a fixed maximum percentage of Units permitted to be held by an “employee benefit plan,” as described in Section 3(3) of ERISA, or an “individual retirement account,” as described in Section 408 of the Code (each, a “Retirement Trust”) or other tax exempt entities and prohibit transfers of Units pursuant to Sections 9.3(a)(2) and/or 9.3(b) in connection therewith, in order to permit the Units to fall within the insignificant investment exclusion from the definition of plan assets contained in Section 2510.3-101(f) of Title 29 of the Code of Federal Regulations.

4.3. No Interest on Capital Contributions.  No interest shall be paid by the Partnership to any Partner on any Capital Contribution.

4.4. Liability Limited to Capital.  The liability of Limited Partners shall be limited to the amount of Capital Contributions which Limited Partners actually make or are required to make in accordance with the provisions of Section 4.2 of this Agreement.  Limited Partners shall not have any further personal liability to contribute money to the Partnership with respect to the liabilities or obligations of the Partnership, nor shall the Limited Partners be personally liable for any obligations of the Partnership.  However, if any distribution or distributions constituting a return of capital shall have been made to a Limited Partner, then such Limited Partner may, to the extent provided by the Act, be obligated to repay all or part of any such distributions.  Any repayment of distributions shall be made to the Partnership within 30 days after the General Partner shall have delivered to such Limited Partner written Notice asserting such repayment, together with a statement of the amount chargeable to such Limited Partner to be repaid and an explanation of the reasons for such repayment.

4.5. Issuances of Additional Units.  The General Partner is hereby authorized to cause the Partnership to issue additional Units for any Partnership purpose, at any time or from time to time, to Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion and absolute discretion, all without the approval of the Limited Partners.  Any additional Units issued thereby may be issued in one or more classes, or in one or more series of any of such classes, with designations, preferences and relative participating, option or other special rights, powers and duties, including rights, powers and duties senior to Units previously issued to the Limited Partners, all as shall be determined by the General Partner in its sole discretion and without the approval of any Limited Partner, subject to Delaware law, including without limitation, (A) the allocation or items of Partnership income, gain, loss, deduction and credit to each such class or series of Units; (B) the right of each such class or series of Units to share in Partnership distributions; and (C) the rights of each such class or series of Units upon dissolution and liquidation of the Partnership; provided, however, that no additional Units will be issued to the General Partner unless: (1) the additional Units are issued in exchange for property or other assets owned by the General Partner with a fair market value, as determined by the General Partner, in good faith, equal to the value to the Units; or (2) the additional Units are issued to all Partners in proportion to their respective percentage ownership of the Units.

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ARTICLE V

DUTIES AND POWERS OF PARTNERS, PARTNERSHIP EXPENSES

5.1. General Partner.  The General Partner is AmREIT Monthly Income & Growth IV Corporation, a Delaware corporation, whose address is 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

5.2. General Authority and Powers of General Partner.  Subject to the terms and conditions of this Agreement, the General Partner shall have complete authority over and exclusive control and management of the business and affairs of the Partnership and shall devote such time to the Partnership as may be reasonably required for the achievement of its purposes, in addition to all other responsibilities of the General Partner.  Without limiting the foregoing, the General Partner is empowered to spend Partnership funds on non-refundable options, fees to third parties or Affiliates to investigate, study and evaluate possible land acquisition and development opportunities and other similar expenditures which may be written off in full if the Partnership is unable to acquire and develop a property, to contract for the purchase or development of commercial real estate assets and to dispose and liquidate the assets.  In connection with such management, the General Partner may, subject to this Article V, employ on behalf of the Partnership any other Persons to perform services for the Partnership, including Persons employed by, affiliated with, or related to any Partner.

5.3. Limitations on Authority and Powers of General Partner.

(a) Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall not, without the prior vote or written Consent of a Majority in Interest of the Limited Partners, do any of the following:

1. amend this Agreement except:

A. to admit a Substitute Limited Partner or additional Limited Partners pursuant to Section 4.2 and 9.3;

B. to reflect the withdrawal of a Limited Partner;

C. to make a clarification to the Agreement or in connection with the performance of ministerial acts; provided that, such amendment does not change the intent of the Agreement or materially impair a Limited Partner’s Interest or rights in the Partnership;

D. to change the name or location of the principal place of business, registered agent or registered office of the Partnership, provided that notice of such change is provided in writing to the Limited Partners;

E. to reflect the disposition of any Limited Partner’s Interest; or

F. as otherwise expressly permitted in this Agreement, including without limitation, Section 12.1;

2. confess a judgment against the Partnership in an amount exceeding $100,000;

3. possess any property or assign the rights of the Partnership in specific property, including a Project, for other than a Partnership purpose;

4. except as provided in Sections 9.1 or 9.2, resign as the General Partner, transfer its General Partner Interest or admit a Person as a substitute General Partner;

5. incur indebtedness on behalf of the Partnership in an amount greater than 75% of the Partnership’s cash and cash equivalents plus the aggregate market value of the Projects, which market values shall be determined by the General Partner based on a capitalization rate approval applied to the net operating income of the Projects;

6. extend the Operating Period from seven years after the date of the Private Offering Memorandum to nine years after the date of the Private Offering Memorandum;

7. invest more than 15% of the gross proceeds from the Offering in properties outside of the U.S.;

8. invest more than 20% of the gross proceeds from the Offering in investments in mortgages; or

9. invest in the securities of other issuers, except for permitted temporary investments pending utilization of Partnership funds for investments in real property and except for investments in Joint Ventures and investments in mortgages pursuant to Section 5.3(a)(8) above.

(b) Notwithstanding any other provision in this Agreement to the contrary, the General Partner shall not, without the express vote or prior written Consent of each Limited Partner adversely affected by such action, do any of the following:

1. perform any act in contravention of this Agreement which would make it impossible to carry on the business of the Partnership;

2. perform any act which would subject the Limited Partners to liability as general partners in any jurisdiction;  or

3. amend this Agreement to (i) convert the interest of a Limited Partner into that of a general partner; (ii) adversely affect the limited liability of a Limited Partner; or (iii) alter the interests of the Partners in distributions, except to the extent that distributions are altered solely as a result of the issuance of Units pursuant to Article IV.

(c) Notwithstanding any other provision of this Agreement to the contrary, the General Partner shall not vote its limited partner interest in matters which affect the General Partner or the economic interest of the General Partner.

5.4. Loans to the Partnership.  In the event that additional funds are required by the Partnership for any valid purpose relating to the business of the Partnership, or for any of its obligations, expenses, or costs, including operating deficits, the Partnership may borrow such funds as are needed from any Person (including, without limitation, a Partner) on terms and conditions agreeable between the Partnership and the lender; provided that if such loan is from a General Partner or an Affiliate thereof, the simple rate of interest shall not exceed the then prevailing regional prime interest rate at the Bank of America (or its successor) plus one percent, but in no event to exceed the interest rate that would be charged to the General Partner by said bank.  No financing charges, fees, penalties or similar provisions will be included in any General Partner loan to the Partnership unless the General Partner must itself borrow such funds, in which event any financing charges, fees or penalties to the Partnership shall be no greater than those imposed on the General Partner by the lending institution.

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5.5. Liability.  The General Partner, its Affiliates, employees and agents shall not be liable, responsible or accountable in damages or otherwise to any Partner for any act or omission performed or omitted by the General Partner or its duly authorized Affiliates, employees or agents in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Partnership, except for gross negligence or intentional misconduct.

5.6. Outside Activities of the General Partner.  The General Partner, during the term of this Partnership, may engage in and possess an interest for its own account in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, investment in and development of real estate;  and neither the Partnership nor any Partner, by virtue of this Agreement shall have any right in and to said independent ventures or any income or profits derived therefrom.  With respect to activities permitted by the preceding sentence, the General Partner may engage in such ownership, businesses and activities in direct competition with the Partnership without having or incurring any obligation to offer any such interest in such properties, business or activities to the Partnership or the Limited Partners, and no other provision of this Agreement shall be deemed to prohibit the General Partner from conducting such businesses and activities.  The General Partner shall not be required under this Agreement to devote its financial capabilities or means, personnel and other resources exclusively for the benefit or exclusively on behalf of the Partnership or on activities in which the Partnership is participating or will participate, but rather shall only be required to devote so much of such resources as may be necessary to promote in good faith the business of the Partnership and to exercise its responsibilities in a fiduciary manner.  Neither the General Partner nor any Affiliate of the General Partner shall have any obligation to allow the Partnership or the Limited Partners to invest in any property of the General Partner or any Affiliate of the General Partner.

5.7. Indemnification and Liability of General Partner.

(a) The Partnership shall indemnify each of the General Partner and its Affiliates against any claim or liability incurred or imposed upon such General Partner or such Affiliates relative to the Partnership, provided that such General Partner or Affiliate has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership, and such General Partner or Affiliate was not guilty of gross negligence or willful or wanton misconduct.  Neither the General Partner nor any of its Affiliates shall be liable to the Partnership or any Partner by reason of any act or omission of such General Partner or Affiliate, provided that the General Partner has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Partnership, and such General Partner or Affiliate was not guilty of gross negligence or willful or wanton misconduct.  Solely for the purposes of this Section 5.7 but for all such purposes, the term “Affiliate” shall mean only an Affiliate that has performed an act on behalf of the Partnership or the General Partner and for which the General Partner would have been entitled to indemnification had such act been performed by the General Partner.

(b) Notwithstanding anything to the contrary contained in Section 5.7(a) above, neither the General Partner nor any of its Affiliates shall be indemnified from any liability, loss or damage incurred by them arising due to an alleged violation of federal or state securities laws unless (i) there have been a successfully adjudication on the merits of each count involving alleged securities law violations as to the particular indemnified party, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnified party, or (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnified party and finds that indemnification of the settlement and related costs should be made.  Prior to seeking a court approval for indemnification, the General Partner shall undertake to cause the party seeking indemnification to apprise the court of the position of the Securities and Exchange Commission with respect to indemnification for securities violations.

(c) The Partnership shall not incur the cost of the portion of any insurance which insures any party against any liability as to which such party is prohibited from being indemnified as set forth above.

(d) Any indemnification pursuant to this Section, or otherwise, shall be recoverable only from the assets of the Partnership and not from any of the Limited Partners.

(e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither the General Partner nor any of its Affiliates shall be liable, responsible or accountable in damages or otherwise to any other Partner, the Partnership, its receiver or trustee for, and such Person shall be indemnified hereunder with respect to, any claims to the extent relating to any of the events or outcomes set forth in the Private Offering Memorandum as possible results, outcomes or risks associated with the business of the Partnership or the investment in Units.

5.8. Partnership Expenses.  All of the Partnership’s expenses will be paid by the Partnership.  Reimbursements to the General Partner or any Affiliate shall not exceed such Person’s actual cost for the service, goods or materials used for or by the Partnership.  Notwithstanding the foregoing, the Partnership will reimburse the General Partner or its Affiliates for organization and offering expenses in connection with the Offering, including legal and accounting fees, printing costs, filing fees and distribution costs, not to exceed 1.0% of the gross proceeds of the Offering.

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5.9. Compensation.  Compensatory arrangements between the Partnership and the General Partner and its Affiliates shall be subject to the following:

(a) Asset Management Fees.  The General Partner or its Affiliates may provide asset management services in exchange for fees equal to 1% of the net equity under management.

(b) Acquisition Fees.  The General Partner, its Affiliates or unrelated third parties may provide acquisition services for Projects acquired by the Partnership in exchange for acquisition fees not to exceed, for any single acquisition, 3% of the contract purchase price up to $20,000,000, and 2% of the contract purchase price in excess of $20,000,000.  The Partnership will not pay acquisition fees for a Project with respect to which the Partnership has paid a development or redevelopment fee.

(c) Development and Redevelopment Fees.  The General Partner, its Affiliates or unrelated third parties may provide development and redevelopment services for Projects developed and redeveloped by the Partnership in exchange for development and redevelopment fees not to exceed 6% of the total costs up to $10,000,000, 5% of the total costs between $10,000,000 and $20,000,000 and 4% of the total costs in excess of $20,000,000.  The Partnership will not pay a development or redevelopment fee for a Project where the Partnership has paid an acquisition fee.

(d) Property Leasing Fees.  The General Partner, its Affiliates or unrelated third parties may provide leasing services in connection with Projects in exchange for fees not to exceed 4% of base rent on a lease renewal and not to exceed 6% of base rent on an initial lease; provided, however, that on leases of over 10,000 square feet, leasing fees may be paid on the basis of square footage, not to exceed $6.00 per square foot.

(e) Property Management Fees. The General Partner, its Affiliates or unrelated third parties may provide property management services in connection with the Projects in exchange for fees not to exceed 4% of gross revenue on multi-tenant or multi-pad properties.

(f) Real Estate Brokerage Commissions.  The General Partner, its Affiliates or unrelated third parties may provide real estate brokerage services in connection with Projects in exchange for commissions not to exceed 4% of the sales price on individually brokered transactions and not to exceed 6% of the sales price on co-brokered transactions.  The General Partner and its affiliates will not be paid real estate brokerage commissions on the sale of a property if such property has not generated an annual return of at least 8.5% per annum on the equity contributed to such property.

(g) Financing.  The General Partner or an Affiliate may, but is not obligated to, provide Project or investment financing to the Partnership at rates not in excess of then prevailing market rates available from unrelated institutional lenders.

(h) Reimbursements.  The General Partner and/or its Affiliates shall be reimbursed by the Partnership for their actual costs in performing acquisition, development, management and administrative functions for the Partnership.

(i) Other.  The General Partner and/or its Affiliates may receive additional compensation for any additional services performed on behalf of the Partnership so long as such services are provided on terms and conditions no less favorable to the Partnership than can be obtained from independent third parties for comparable services in the same location.  Such services may include, but are not limited to, leasing coordination fees, construction management fees, including in connection with renovation and remodeling, and tax appeal fees.

5.10. Liquidation of the Partnership and Redemption of the General Partner Investment.  The General Partner shall in good faith actively (i) cause all real property owned by the Partnership and not in the development or redevelopment stage to be marketed for sale on or before the last day of the Operating Period and (ii) cause all properties which are in the development or redevelopment stage at the end of the Operating Period to be marketed for sale upon completion.  If the General Partner has not taken all commercially reasonable efforts to diligently pursue the marketing for sale of the Partnership’s properties when required by the foregoing, the Partnership shall redeem the General Partner Investment for $1.00 without any action on the part of the General Partner.

5.11. Joint Ventures.  Subject to the provisions below, the General Partner may choose to acquire properties in joint ventures or other co-ownership arrangements with third party developers and real estate investors, including the General Partner, its Affiliates and entities owned or managed by Affiliates, with the purpose of acquiring and/or improving properties (“Joint Ventures”).  The General Partner and/or its Affiliates may provide services to the Joint Venture, including, but not limited to, acquisition, development, management, leasing and/or real estate disposition services.

(a) Notwithstanding the foregoing, the Partnership shall not enter into a Joint Venture unless:

1. The Partnership has the right either to approve significant decisions of the Joint Venture or to control operations of the Joint Venture, subject to the right of the Joint Venture partner to approve sales or refinancing;

2. The total compensation paid by the Partnership and the Joint Venture to the General Partner and its Affiliates in connection with a Joint Venture would be permissible under this Agreement if the Partnership owned 100% of the Joint Venture;

3. There is no duplication of Joint Venture costs and expenses and the costs and expenses of the Partnership relating to the Joint Venture business, including organization and syndication expenses, acquisition and development costs; and

4. Any purchase, sale or financing transactions between the Joint Venture partner and the General Partner or its Affiliates are on terms which are commercially reasonable and comparable to those relating to transactions between unrelated parties.

(b) If the Partnership enters into a Joint Venture with the General Partner, an Affiliate or an entity owned or managed by an Affiliate, the General Partner or the managing member, largest shareholder, general partner or other controlling or majority owner of the Affiliate or such other entity (a “Controlling Person”) may contribute capital to the Joint Venture on the same terms and conditions as the Partnership.  Allocable profits in a Joint Venture shall be calculated based on the sum of net sale proceeds from the sale of a property (after repayment of debt) plus reserves less capital contributions of each joint venturer plus actual origination and carrying costs of the additional financing incurred in connection with such property.  Distributions will be pro rata to the joint venturers based on their aggregate capital contributions.

(c) The General Partner or an Affiliate may form another partnership or other entity with essentially the same investment objectives as the Partnership and such entity may acquire properties through joint venture or other arrangements.  Such other entities may have as investors Controlling Persons (as defined above) or other former and current investors in programs sponsored by Affiliates.  The terms and conditions upon which persons become investors in such other entities may differ from those of the Partnership.  The Partnership will not acquire properties jointly with other entities unless the ownership is in the form of a partnership, limited liability company, joint venture or other co-ownership arrangement.

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5.12. Merger, Exchange and Conversion.

(a) The Partnership may (1) adopt a plan of merger and may merger with one or more domestic or foreign limited partnerships or other entities, resulting in there being one or more surviving entities, (2) adopt a plan of exchange by which a domestic or foreign limited partnership or other entity is to acquire all of the outstanding Partnership interests of the Partnership in exchange for cash, securities or other property of the acquitting domestic or foreign limited partnership or other entity or (3) adopt a plan of consideration and convert to a foreign limited partnership or other entity.  Any such plan of merger, plan of exchange or plan of conversion shall in all events comply with the applicable requirements of the Act and this Agreement.

(b) Any such merger shall be conditioned upon the merger being permitted by the laws under which each other entity that is a party to the merger is incorporated or organized or by the constituent documents of such other entity that are not inconsistent with such laws.  Any such plan of exchange shall be conditioned upon the issuance of shares or other interests of the acquiring foreign limited partnership or other entity being permitted by the laws under which such foreign limited partnership or other entity is incorporated or organized or is not inconsistent with such laws.  Any such conversion shall be conditioned upon such conversion being permitted by, or not inconsistent with, the laws of the jurisdiction in which the converted entity is to be incorporated, formed or organized, and the incorporation, formation or organization of the converted entity is effected in compliance with such laws.

(c) The Partnership may adopt a plan of merger, plan of exchange or plan of conversion if the General Partner acts upon and the Limited Partners (if required by Section 5.12(d) below) approve the plan of merger, plan of exchange or plan of conversion in the manner prescribed in Section 5.12(d) below.

(d) Except as provided by Section 5.12(e) and 5.12(f), in order for a plan of merger, plan of exchange or plan of conversion to be approved:

1. the General Partner shall adopt a resolution recommending that the plan of merger, plan of exchange or plan of conversion, as the case may be, be approved by the Limited Partners, unless the General Partner determines that for any reason it should not make that recommendation, in which case the General Partner shall adopt a resolution directing that the plan of merger, plan of exchange or plan of conversion, as the case may be, be submitted to the Limited Partners for approval without recommendation and, in connection with the submission, communicate the basis for its determination that the plan of merger, plan of exchange or plan of conversion be submitted to the Limited Partners without any recommendation;

2. the General Partner shall then submit the plan of merger, plan of exchange or plan of conversion for approval by the Limited Partners; and

3. the Limited Partners entitled to vote on the plan of merger, plan of exchange or plan of conversion must approve the plan by a Majority Vote (unless the General Partner requires a greater vote).

The General Partner may condition its submission to the Limited Partners of a plan of merger, plan of exchange or plan of conversion, and the effectiveness of such plan, on any basis, including without limitation, that a specified percentage in excess of a Majority Vote be required for the approval of the plan of merger, plan of exchange or plan of conversion.  Unless the General Partner requires a greater vote, a Majority Vote shall be required for approval of a plan of merger, plan of exchange or plan of conversion.

The General Partner shall notify each Limited Partner, whether or not entitled to vote, of the meeting of the Limited Partners at which the plan of merger, plan of exchange or plan of conversion is to be submitted for approval in accordance with Section 5.12(d) and applicable law.  The notice shall be given at least ten (10) days before the meeting and shall state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, plan of exchange or plan of conversion and shall contain or be accompanied by a copy or summary of the plan of merger, plan of exchange or plan of conversion.  Any such approval may be by written consent of the Limited Partners as would be required to approve the plan of merger, plan of exchange or plan of conversion at any meeting where all of the Limited Partners are present.

(e) Unless applicable law otherwise requires (in which case the approval of the Limited Partners shall continue to be required and the provisions of Section 5.12(d) shall continue to apply), (1) approval by the Limited Partners of a plan of exchange shall not be required, and the provisions of Section 5.12(d) do not apply, if the Partnership is the acquiring entity in the plan of exchange and (2) approval by the Limited Partners on a plan of merger, plan of exchange or plan of conversion shall not be required and the provisions of Section 5.12(d) do not apply if either:

  1.   (A)      A limited partnership is the sole surviving or resulting entity;

(B)           the partnership agreement of the surviving or resulting limited partnership will not differ from this Agreement before the merger or conversion in any manner other than as to the application of applicable law or other insignificant conforming differences;

(C)           Limited Partners who held interests in the Partnership immediately before the effective date of the merger or conversion will hold the same interests in the same proportions, immediately after the effective date of the merger or conversion; and

(D)           the General Partner adopts a resolution approving the plan of merger or plan of conversion; or

 2. The transaction involves the conversion to corporate, trust or association form of only the Partnership and, as a consequence of the transaction, there will be no significant adverse change in any of the following rights or terms, as compared to such rights and terms in effect for the Partnership prior to such transaction:

A. voting rights of holders of the class of securities to be held by Limited Partners;

B. the term of existence of the surviving or resulting entity;

C. compensation to the sponsor of the surviving or resulting entity; or

D. the investment objectives of the surviving or resulting entity.

(f) After a plan of merger, plan of exchange or plan of conversion is approved, and at any time before the merger, exchange or conversion has become effective, the plan of merger, plan of exchange or plan of conversion may be abandoned (subject to any contractual rights by any of the entities that are a party thereto), without action by the Limited Partners, in accordance with the procedures set forth in the plan of merger, plan of exchange or plan of conversion or, if no such procedures are set forth in such plan, in the manner determined by the General Partner.

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ARTICLE VI

DISTRIBUTIONS

6.1. Share of Distributions.

(a) Partnership distributions of Net Cash during the Operating Period are targeted to be made to the Partners as follows:  Distributions of Net Cash shall be made 1% to the General Partner and 99% to the Limited Partners.  Distributions shall be paid monthly to each Partner in a an amount determined by the General Partner, in its sole discretion, to the extent Net Cash is available, in a target amount equal to the Applicable Percentage per annum uncompounded on such Partner’s Unreturned Deemed Capital Contribution.

(b) Partnership distributions of Net Cash after the Operating Period shall be made to the Partners as follows:

1. First, distributions will be made 100% to the Limited Partners (in proportion to their Unreturned Invested Capital) until such time as the Limited Partners have received cumulative distributions equal to 100% of their Unreturned Invested Capital;

2. Second, distributions will be made 100% to the General Partner until such time as the General Partner has received cumulative distributions equal to 100% of its Capital Contributions;

3. Third, distributions will be made 1% to the General Partner and 99% to the Limited Partners (in proportion to the number of Units held by each Limited Partner as compared to the aggregate Units held by all Limited Partners) until such time as the Limited Partners have received cumulative distributions from all sources (including monthly cash distributions made during the Operating Period) equal to an 8.5% Annual Return;

4. Fourth, distributions will be made 100% to the General Partner until such time as the General Partner has received cumulative distributions (other than with respect to its Units) from all sources (including monthly cash distributions made during the Operating Period) in excess of cumulative distributions to date which constitute a return of capital contributed pursuant to Section 4.1 (“GP Excess Distributions”) equal to 40% of all LP Excess Distributions made to Limited Partners pursuant to the provisions of this Section 6.1; and

5. Thereafter, distributions will be made 60% to the Limited Partners (in proportion to the number of Units held by each Limited Partner as compared to the aggregate Units held by all Limited Partners) and 40% to the General Partner.

6.2. Source of Funds.  In making distributions pursuant to Sections 6.1(a) and (b) above, no distinction shall be made by reason of the source of such funds.

6.3. Liquidation or Dissolution.

(a) In the event the Partnership is liquidated or dissolved, the assets of the Partnership shall be distributed to the Partners in accordance with Section 8.4(d), but only after the payment of Partnership debts and the establishment of reasonable reserves for anticipated contingencies, if any.

(b) No Partner with a negative balance in such Partner’s Capital Account Balance, at any time, including following the distribution of liquidation proceeds, shall be required to restore such balance to the Partnership except as may be required under the Act.

(c) Any Limited Partner who has a separate written obligation approved by the General Partner to make additional Capital Contributions to the Partnership which has not been paid at the date of liquidation shall pay such amount to the Partnership within ninety (90) days of the liquidation of the Partnership, or such obligation may be offset against any distributions to be made to such Limited Partner.

6.4. Amount and Time of Distributions.  Distributions pursuant to this Article VI will be made at such times and in such amounts as the General Partner may, in its sole discretion, determine.  The General Partner shall endeavor to distribute each Partnership Fiscal Year to each Limited Partner an amount at least equal to the Applicable Percentage per annum uncompounded on such Limited Partner’s Unreturned Deemed Capital Contribution.  The Partnership may be restricted from making distributions under the Act or the terms of notes, mortgages or other debt obligations which it may obtain from lenders in connection with Partnership loans.  Distributions may also be restricted or suspended whenever the General Partner, in its sole discretion, determines that such action is in the best interests of the Partnership.  All distributions are subject to the payment of Partnership expenses, including maintenance of reasonable operating reserves. Notwithstanding anything herein to the contrary, in each Partnership Fiscal Year, the General Partner may, in its sole discretion, distribute to the Partners such amounts as the General Partner, in its sole discretion, determines are necessary to enable the Partners to pay the Federal income taxes on their distributive shares of the Partnership’s taxable income (including separately stated items).  The General Partner shall not incur any liability as a result of its determination to distribute Net Cash, even though such distribution may result in the Partnership’s retaining insufficient funds for the operation of its business, provided its determination was made in good faith and not as a result of its gross negligence or willful misconduct.

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ARTICLE VII

PROFITS AND LOSSES

7.1. Capital Account.  A separate capital account shall be maintained for each Partner (a “Capital Account”).  Each Partner’s Capital Account shall be increased by (1) the amount of money contributed by it to the Partnership, (2) the fair market value of any property contributed by it to the Partnership (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (3) allocations to it of income or gain (or items thereof), including income and gain exempt from tax, and income and gain described in Regulations Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Regulations Section 1.704-1(b)(4)(i);  and shall be decreased by (4) the amount of money distributed to it by the Partnership, (5) the fair market value of property distributed to it by the Partnership (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code), (6) allocations to it of expenditures of the Partnership of the type described in Code Section 705(a)(2)(B), and (7) allocations of deduction and loss, including items of loss and deduction described in Regulations Section 1.704-1(b)(2)(iv)(g), but excluding items described in (6) above and loss or deduction described in Regulations Sections 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii).  For purposes of this Agreement, a Partner who has more than one interest in the Partnership shall have a single Capital Account that reflects all such interests, regardless of the class of interests owned by such Partner, and regardless of the time or manner in which such interests were acquired.  All items of income exempt from federal income tax, and expenditures not deductible in computing federal income tax shall be allocated among the Partners in accordance with their allocable share of income, gain, deduction or losses (as the case may be).  If the book values of Partnership assets are adjusted, the Capital Accounts of all Partners shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Partnership recognized gain or loss equal to the amount of such aggregate net adjustment.  Subject to Section 8.4, if any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by independent appraisal after the Partners’ Capital Accounts have been adjusted to reflect the manner in which any unrealized gain and loss with respect to such assets (that have not been reflected in their Capital Accounts previously) would be allocated among the Partners if there were a taxable disposition of the property for its fair market value.  It is the intent of the Partnership that the Capital Accounts of all Partners be determined and maintained in accordance with the principles of Regulations Section 1.704-1 at all times throughout the full term of the Partnership, and this Section 7.1 shall be so interpreted and applied.

7.2. Deficit Capital Account Balances.  Upon liquidation of the Partnership or the liquidation of a Partner’s interest in the Partnership, no Partner with a deficit balance in its Capital Account shall have the obligation to restore such deficit balance by making an additional contribution to the capital of the Partnership, except as may be required under the Act.

7.3. Allocations.

(a) Allocations of Net Profit and Net Loss.  After giving effect to the special allocations set forth in Sections 7.3(b), (c), (d), (e), (f), (g), (h), and (j), Net Profit and Net Loss for any taxable year or other applicable period shall be allocated as set forth below.

(i)           Net Profit shall be allocated:

(A)           First, 99% to the Limited Partners (in proportion to the number of Units held by each Limited Partner as compared to the aggregate Units held by all Limited Partners) and 1% to the General Partner, to the extent of the LP Target Distribution Amount;

(B)           Second, 100% to the General Partner until its Capital Account balance equals 40% of the Partners’ aggregate Capital Account balance, taking into account any proposed distributions and allocations for the current taxable year or other applicable period; and

(C)           Thereafter, 60% to the Limited Partners (in proportion to the number of Units held by each Limited Partner as compared to the aggregate Units held by all Limited Partners), and 40% to the General Partner.

(ii)           Net Loss shall be allocated:

(A)           First, 60% to the Limited Partners (in proportion to the number of Units held by each Limited Partner as compared to the aggregate Units held by all Limited Partners) and 40% to the General Partner, until the cumulative amount of Net Loss allocated pursuant to this Section 7.3(a)(ii)(A) for the current taxable year or other applicable period and all previous taxable years or other applicable periods is equal to the cumulative amount of Net Profit allocated to each of the Partners pursuant to Section 7.3(a)(i)(C) for all previous taxable years or other applicable periods;

(B)           Second, to the General Partner, until the aggregate amount of Net Loss allocated pursuant to this Section 7.3(a)(ii)(B) for the current taxable year or other applicable period and all previous taxable years or other applicable periods is equal to the cumulative amount of Net Profit allocated to the General Partner pursuant to Section 7.3(a)(i)(B) for all previous taxable years or other applicable periods;

(C)           Thereafter, 99% to the Limited Partners (in proportion to the number of Units held by each Limited Partner as compared to the aggregate Units held by all Limited Partners) and 1% to the General Partner.

(iii)           Notwithstanding anything to the contrary in Section 7.3(a), no Partner shall be allocated any Net Loss for any taxable year or other applicable period to the extent that such allocation would result in such Partners having an Adjusted Capital Account Deficit as of the end of such taxable year or other applicable period and the other Partners having a positive Capital Account balance at the end of such taxable year or other applicable period.  Any Net Loss not allocated to a Partner pursuant to the preceding sentence shall be allocated to the other Partners until their Capital Account balance has been reduced to zero, provided that, notwithstanding anything to the contrary in Section 7.3(a), any Net Profit for any subsequent taxable year or other applicable period that would have been allocated to a Partner to which Net Loss would have been allocated but for the effect of the first sentence of this Section 7.3(a)(iii) shall be allocated to the other Partners to the extent of the aggregate amount of Net Loss allocated to such other Partners  pursuant to the first sentence of this Section 7.3(a)(iii).

(b) Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 7.3, if there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, prior to any other allocation under this Agreement, each Partner will be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2).  The items to be allocated will be determined in accordance with Regulations Section 1.704-2(g).  This Section 7.3(b) is intended to comply with the partnership minimum gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(c) Partner Nonrecourse Debt Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 7.3 (other than Section 7.3(b) which shall be applied first), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt during any taxable year or other period for which allocations are made, any Partner with a share of such Partner Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Partnership income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2).  The items to be so allocated will be determined in accordance with Regulations Section 1.704-2(g).  This Section 7.3(c) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(d) Qualified Income Offset.  A Partner who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Partnership income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Partner as quickly as possible.

(e) Nonrecourse Deductions.  Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated 1% to the General Partner and 99% to the Limited Partners, pro rata among them in proportion to the number of Units held by each Limited Partner as compared to the aggregate Units held by all Limited Partners.

(f) Partner Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which the Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(g) Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(h) Interest in Partnership.  Notwithstanding any other provision of this Agreement except Section 7.12, no allocation of Net Profit, Net Loss or item of income, gain, loss or deduction will be made to a Partner if the allocation would not have “economic effect” under Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Partner’s interest in the Partnership within the meaning of Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv).  The General Partner will have the authority to reallocate any item in accordance with this Section 7.3(h).   Notwithstanding the authority granted to make such allocations as may be appropriate to accomplish the purposes of this Section 7.3(h), no allocation under this Section 7.3(h) will affect or otherwise alter the amount of any distribution to which a Partner would otherwise be entitled pursuant to any provision of this Agreement.

(i) [Intentionally Left Blank]

(j) Curative Allocations. The allocations set forth in subsection (b), (c), (d), (e), (f) and (g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may effect results that would not be consistent with the manner in which the Partners intend to divide Partnership distributions.  Accordingly, the General Partner is authorized to divide other allocations of Net Profits, Net Losses, and other items among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Section 8.4.  In general, the reallocation will be accomplished by specially allocating other Net Profits, Net Losses and items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero.  The General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

7.4. Taxable Gain on Exchange.  Any taxable gain incurred by the Partnership as a result of receiving taxable “boot” in an otherwise tax-deferred exchange of a Partnership property shall be allocated to the Partners receiving said funds and other consideration as said allocation is provided in Code Section 704(a) and 704(b), but only to the extent that the total gain so allocated does not exceed the amount of gain that would be allocated to the Partner had the property been sold outright for all cash by the Partnership for the net amount credited to the Partnership in the exchange.  Any such excess shall be allocated to the remaining Partners in the same ratio that total gain would have been allocated had the property been sold outright for all cash by the Partnership for the net amount credited to the Partnership in the exchange.

7.5. Depreciation Recapture.  To the extent possible, if taxable gain to be allocated includes income resulting from the sale or disposition of Partnership property which is treated as ordinary income (or un-recaptured Code Section 1250 gain) for income tax purposes, such gain so treated as ordinary income (or un-recaptured Code Section 1250 gain) shall be allocated to and reported by each Partner in proportion to allocations received by that Partner of the items that gave rise to such ordinary income (or Code Section 1250 gain) recapture, and the Partnership shall keep records of such allocations.

7.6. Allocation between Assignor and Assignee.  The initial Capital Account Balance for a transferee of Units pursuant to this Agreement shall be that of the transferor on the date the transfer is effective hereunder.  The portion of the income, gain, losses, credits and deductions of the Partnership for any Partnership Fiscal Year during which a Partner transfers its interest in the Partnership pursuant to this Agreement is allocable to the transferor and the transferee on the basis of the number of days during the relevant fiscal year that each is the owner thereof, using a reasonable daily proration method.

7.7. Express Consent to Allocations.  The allocations which are to be made pursuant to this Agreement, including allocations of distributions, are expressly consented to by each Partner and each Partner hereby agrees to file its tax returns consistent therewith.

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7.8. Adjustments to Gain and Loss.  For purposes of computing gain or loss on the disposition of Partnership property, or for purposes of determining the cost recovery, depreciation or amortization deduction with respect to any asset, the Partnership shall use such property’s book value, as determined in accordance with Regulations Section 1.704-1(b).  Consequently, such property’s book value shall be equal to its adjusted basis for federal income tax purposes, except as follows:

(a) The initial book value of the property shall be the fair market value net of encumbrances on such property.

(b) The book values of all Partnership properties may be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a capital contribution of $1,000;  (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property other than money;  (iii) the termination of the Partnership for federal income tax purposes pursuant to Code Section 708(b)(1)(B);  and (iv) the liquidation of any Partner’s Interest or portion thereof (other than a de minimis amount) in the Partnership.

(c) If the book value of property has been determined pursuant to subsection 7.8(a) or 7.8(b), such book value shall thereafter be adjusted by depreciation or amortization, if any, taken into account with respect to such property for purposes of computing income, gain or loss.

7.9. Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the Regulations, income, gain, loss and deductions with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial book value (computed in accordance with Section 7.8).

If the book value of any Partnership property is adjusted pursuant to Section 7.8, subsequent allocations of income, gain, loss and deductions with respect to such asset shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its book value in the same manner as under Code Section 704(c) and the Regulations.

Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 7.9 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account Balance.

7.10. General Provisions Relating to Distributions, Net Profit and Net Loss Allocations.

(a) For each taxable year of the Partnership, all Net Profit and Net Loss of the Partnership shall be allocated at and as of the end of the taxable year.  The General Partner shall distribute to each Partner a report of the allocations of Net Profit and Net Loss within ninety (90) days after the end of such taxable year (or later if due to a delay beyond the control of the General Partner).

(b) Net Profit and Net Loss shall be allocated, and all distributions shall be distributed, as the case may be, to the Persons shown on the records of the Partnership to have been Partners as of the last day of the taxable year for which the allocation or distribution is to be made or if such distribution is to be made in connection with the dissolution of the Partnership, as of the date such distribution is made pursuant to Section 8.4(d).  Notwithstanding the foregoing, if a Partner transfers all or any portion of his or her Partnership Interest to any Person who, during such taxable year, is admitted as a Substitute Limited Partner, the Net Profit and Net Loss shall be allocated between the transferor and the transferee on the basis of the number of days of the taxable year in which each was a Partner or assignee of record, as the case may be.

(c) The methods set forth hereinabove by which Net Profit, Net Loss, and the distributions are allocated, apportioned and paid are hereby expressly consented to by each Partner as an express material condition to becoming a Partner.

7.11. Adjustments to Allocations.  Anything herein to the contrary notwithstanding, except and subject to Section 7.12, in the event the General Partner in its sole discretion, based on advice from the Partnership’s tax advisor, determines that for any Partnership tax year or other applicable period an allocation of Net Profit, Net Loss, gain, loss, deduction or credit is likely not to be in compliance with the Code or Regulations promulgated thereunder, the General Partner may, without limiting the authority of the General Partner otherwise under this Article VII, amend this Agreement, and each Limited Partner hereby consents to any such amendment, to reallocate such item so as to comply with the Code or Regulations in such manner as it determines, in its sole judgment, to least change the original allocation.

7.12. Fractions Rule.  The Partners intend that the foregoing allocation provisions of this Article VII shall be made in such a manner as to have “substantial economic effect” pursuant to Regulations Section 1.704-1(b), and enable each Limited Partner which is a qualified organization under Section 514 of the Code (“Qualified Organization”) to meet the requirements of Section 514(c)(9)(E) of the Code.  To the extent such foregoing allocation provisions do not have “substantial economic effect,” or cause a Limited Partner which is a Qualified Organization to be unable to meet the requirements of Section 514(c)(9)(E) of the Code, such provisions shall be amended by the General Partner if and to the extent necessary to produce such result; provided, however, that no such adjustment that has a material adverse effect upon any Partner shall be made without the General Partner having received from counsel an opinion that such adjustments are necessary for a Limited Partner which is a Qualified Organization to comply with the requirements of Section 514(c)(9)(E) of the Code.  This Section 7.12 shall control notwithstanding any other provision of this Agreement or the reallocation or adjustment of taxable income, taxable loss or items thereof by the Internal Revenue Service or any other taxing authority.

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ARTICLE VIII

TERMINATION AND DISSOLUTION OF THE PARTNERSHIP

8.1. No Termination by Admission or Incapacity of Limited Partners.  Neither the admission to the Partnership of any additional Limited Partner, nor the transfer of an Interest, nor any Event of Dissolution with respect to any of the Limited Partners will affect the Partnership’s existence in any manner whatsoever.  If an Event of Dissolution shall occur with respect to a Limited Partner, his Representative shall have the same rights for the purpose of settling his estate or business and shall be subject to the same limitations, conditions, and liabilities as applied to the Limited Partner; provided, however, that upon the death, dissolution or incapacity of a Limited Partner, the successor-in-interest to such Limited Partner shall have the right to become a Substitute Limited Partner as provided in Section 9.3 of this Agreement.

8.2. Termination of the Partnership.  The Partnership shall be dissolved upon the happening of any of the following events, whichever shall first occur:

(a) an Event of Dissolution with respect to any General Partner, unless the Partnership is continued in accordance with the provisions of Section 8.3 of this Agreement;

(b) the sale, exchange, condemnation or other disposition of all the interests in real estate (including, without limitation, purchase money security interests and interest in joint ventures or other entities owning interests in real estate) unless the General Partner has determined to reinvest the proceeds consistent with the provisions of this Agreement; or

(c) upon the expiration of the term provided for in Section 1.4 of this Agreement.

8.3. Continuation of Partnership upon Certain Events.

(a) Upon the occurrence of any event or events provided in Section 8.2(a) of this Agreement with respect to less than all the General Partner(s) (if there is then more than one General Partner), the remaining General Partner(s) shall immediately send Notice of such event to the Limited Partners, and such remaining General Partner(s) may then elect, within 30 days after the occurrence of such event, to continue the business of the Partnership in accordance with the terms of this Agreement; provided, however, that counsel to the Partnership determines that such continuation would not result in the Partnership being classified for federal income tax purposes as an association taxable as a corporation and not as a partnership.  If the remaining General Partner does not so elect, the Limited Partners may Consent, within sixty (60) days after receipt of Notice of such event, to reconstitute the Partnership and continue its business in accordance with the terms of this Agreement and with the new General Partner or the remaining General Partner selected by the Limited Partners.

(b) Upon the occurrence of any event or events provided in Section 8.2(a) of this Agreement with respect to a sole General Partner, the Limited Partners shall have the right to continue the business of the Partnership in accordance with the terms of this Agreement upon the selection, by a Majority in Interest of the Limited Partners within ninety (90) days of such occurrence, of a substitute General Partner and upon such substitute General Partner executing this Agreement and an amendment to the Certificate and agreeing to be bound by all of the terms and provisions hereof; provided, however, that counsel to the Partnership determines that such continuation would not result in the Partnership being classified for federal income tax purposes as an association taxable as a corporation and not as a partnership.

8.4. Dissolution and Liquidation.

(a) Upon the termination of the Partnership, and absent any continuation of the Partnership pursuant to Section 8.3, the Partnership’s affairs shall be wound up and the Partnership shall be dissolved as soon as practicable thereafter by the General Partner or its designee, or, if there is no General Partner then remaining, by such other person designated by a Majority in Interest of the Limited Partners (the “Liquidator”).  In winding up the affairs of the Partnership, the Liquidator shall proceed to liquidate the assets of the Partnership in such manner as it shall determine, allowing a reasonable time thereafter to minimize losses attendant upon a liquidation.

(b) Upon the liquidation of the Partnership’s assets, the proceeds, if any, from such liquidation shall be applied and distributed first to the payment of the expenses or other charges incurred in connection with such liquidation;  second, to the payment of all debts and liabilities of the Partnership including, without limitation, compensation owing to the General Partner or an Affiliate pursuant to Section 5.9;  third, to the establishment of such reserves which the Liquidator shall deem reasonably necessary to provide for contingent and unforeseen liabilities or obligations of the Partnership;  and fourth, to the Partners in the manner and order provided in subsection (d) below.

(c) The General Partner shall not be personally liable for the repayment of the Capital Contributions made by the Limited Partners or any portion thereof.  Any repayment will be made solely from the assets of the Partnership available for such repayment.  The General Partner shall not be liable to the Partnership on account of a Capital Account Deficit of any Partner; provided, however, that the General Partner shall not be relieved of any obligation to pay liabilities to third parties incurred in its capacity as General Partner.

(d) Distributions in connection with the dissolution of the Partnership shall be made in accordance with the Partners’ respective positive Capital Accounts after they have been adjusted to reflect the allocations of Net Profits, Net Losses, income, gain, losses and deductions as set forth in Section 7.3.  In the event that all or any part of the Partnership’s property is itself distributed to the Partners on dissolution and termination of the Partnership without a sale of such property having occurred, an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of the Partnership’s liquidation shall be obtained by the Liquidator at the expense of the Partnership.  Any unrealized appreciation or depreciation with respect to such assets shall be allocated among the Partners in accordance with Section 7.3, assuming the assets were sold for their appraised value.  Distribution of any such asset in kind to a Partner shall be considered a distribution of an amount equal to the asset’s appraised fair market value.

(e) Final Capital Account Balances.  The parties intend that the allocation provisions of Section 7.3 shall produce final Capital Account balances of the Partners that will permit liquidating distributions under Section 8.4(d) to be made in a manner identical to the order of priorities set forth in Section 6.1(b).  To the extent that the allocation provisions of Section 7.3 would fail to produce such final Capital Account balances, (a) such provisions shall be amended by the General Partner if and to the extent necessary to produce such result, and (b) profits and losses of the Partnership for prior open years (or items of gross income, gain, loss and deduction of the Partnership for such years) shall be reallocated by the General Partner among the Partners to the extent it is not possible to achieve such result with allocations of items of income (including gross income and gain), deduction and loss for the current year and future years.  This Section 8.4(e) shall control notwithstanding any other provision of this Agreement, other than Section 7.12 and the reallocation or adjustment of taxable income, taxable loss or items thereof by the Internal Revenue Service or any other taxing authority.

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ARTICLE IX

WITHDRAWAL AND TRANSFER BY PARTNERS

9.1. Voluntary Withdrawal or Assignment by the General Partner.  The General Partner shall not resign, retire or withdraw as a general partner from the Partnership, or at any time assign, transfer, or otherwise dispose of all or any part of its Partnership Interest, unless:  (i) any remaining General Partner and a Majority in Interest of the Limited Partners shall have Consented;  (ii) such General Partner shall have provided an additional or successor General Partner satisfactory to a Majority in Interest of the Limited Partners;  and (iii) the Partnership shall have received advice of its counsel to the effect that such resignation, withdrawal, assignment or transfer would not subject the Partnership to federal income taxation as an association taxable as a corporation and not as a partnership, and would not cause a termination of the Partnership for federal income tax purposes.

9.2. Involuntary Withdrawal and Transfer of a General Partner’s Interest.

(a) The General Partner may be removed, with or without cause, by an affirmative vote or written consent of the Limited Partners owning at least a majority of the Units then outstanding (not counting any Units then owned by the General Partner or its Affiliates).  Limited Partners owning at least a majority of the Units then outstanding (not counting any Units then owned by the General Partner or its Affiliates) shall provide Notice to the General Partner of such removal which such Notice shall include (1) the Limited Partners voting for removal and the Limited Partners voting against removal, (2) the reason for such removal and (3) whether or not such removal was for  cause.  For the purposes of the foregoing, “cause” shall mean (i) the bankruptcy of the General Partner pursuant to an Event of Bankruptcy, (ii) the incapacity of the General Partner, (iii) the commission by the General Partner of an intentional material breach of this Agreement, or (iv) conduct of the General Partner constituting gross negligence or willful or wanton misconduct harmful to the Partnership.

(b) In the event that the Limited Partners vote to remove the General Partner, the General Partner shall have an additional thirty (30) business days from the date of the notice of removal from the Limited Partners in which to cure or otherwise resolve the matter(s) resulting in the notice to remove to the reasonable satisfaction of the Limited Partners holding a majority of the Units then outstanding (not counting any Units then owned by the General Partner).  The Limited Partners shall not unreasonably withhold approval of the cure accomplished by the General Partner.  In the event that the General Partner is removed, it hereby agrees to convert its General Partner’s Capital Contribution into that of a Limited Partner having no voting rights but whose Interest is unchanged in all other respects.  The removed General Partner shall be removed from and indemnified against Partnership liabilities, including without limitation liabilities the General Partner has guaranteed.  Further, if removed other than for cause, the General Partner’s Interest must be purchased by the Partnership and/or any successor General Partner for fair market value, which will be determined by the median of three independent appraisals of the General Partner Interest.

(c) In the event of the dissolution and liquidation or removal of the General Partner and the Partnership being continued in accordance with Section 8.3, the successor of the said General Partner shall not be entitled to any distributions due the former General Partner under this Agreement.  The Limited Partners hereby agree to such a transfer and specifically authorize that the power of attorney provided for in their Subscription Agreements with the Partnership be utilized, if need be, on their behalf to effectuate fully the legal conversion or transfer, as the case may be, of the dissolved or removed General Partner’s Interest hereunder.

9.3. Transfer by Limited Partners.

(a) Subject to Section 9.4 hereof, no Limited Partner may at any time sell, transfer, or assign all or any portion of its Interest in the Partnership, unless:

1. such Limited Partner and the purchaser, transferee or assignee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as may be reasonably requested by the General Partner to assure the payment of any unpaid amounts due from the Limited Partner hereunder;

2. such Limited Partner obtains the prior written Consent of the General Partner, the granting of which shall be within the sole discretion of the General Partner and will not be given unless (i) the General Partner determines, in its sole discretion, that the Partnership (A) would be able to satisfy any of the secondary market safe harbors contained in Regulations Section 1.7704-1 (or any other applicable safe harbor from publicly traded partnership status which may be adopted by the Internal Revenue Service) for the Partnership’s taxable year in which such transfer otherwise would be effective and (B) would not be treated as an association taxable as a corporation as a result of such transfer or assignment, or (ii) the Partnership has received an opinion of counsel satisfactory to the General Partner or a favorable Internal Revenue Service ruling that any such transfer will not result in the Partnership’s being classified as a publicly traded partnership for federal income tax purposes (the General Partner may waive the requirement of the legal opinion in its sole discretion); and

3. such Limited Partner pays the Partnership the actual costs reasonably incurred by it in effecting the transfer or assignment, which shall not be less than $150 per transaction.

In connection with Section 9.3(a)(2), the Limited Partners agree to provide all information with respect to a proposed transfer that the General Partner deems necessary or desirable in order to make such determination, including but not limited to, information as to whether the transfer occurred on a secondary market (or the substantial equivalent thereof).

(b) Notwithstanding anything contained in this Agreement to the contrary, no purchaser, transferee or assignee of an Interest in the Partnership shall have any right to become a Substitute Limited Partner unless the General Partner consents in writing to such substitution.  Further, notwithstanding anything contained in this Agreement to the contrary, no sale, transfer, assignment or substitution by a Limited Partner shall be effective as against the Partnership (and any such purported sale, transfer, assignment or substitution shall be void ab initio) if it (i) would result in the Partnership being treated as an association taxable as a corporation (and any such purported sale, transfer, assignment or substitution shall be void ab initio) or would otherwise cause the Partnership to fail to satisfy any of the applicable safe harbors from publicly traded partnership status contained in Regulations Section 1.7704-1 (or any other applicable safe harbor from publicly traded partnership status which may be adopted by the Internal Revenue Service which may be adopted by the Internal Revenue Service), (ii) would violate any applicable federal or state securities, real estate syndication or comparable laws or (iii) would cause the Units to fail to fall within the insignificant investment exclusion from the definition of plan assets contained in Section 2510.3-101(f) of Title 29 of the Code of Federal Regulations.

(c) No sale, transfer, assignment or substitution by a Limited Partner, which has otherwise been consented to by the General Partner, shall be effective as against the Partnership until the purchaser, transferee, assignee or Substitute Limited Partner, and all the Partners perform all such acts which the General Partner deems necessary or appropriate to constitute such purchaser, transferee or assignee as a Substitute Limited Partner and to preserve the limited liability status of the Limited Partners in the Partnership after the completion of such sale, transfer, assignment or substitution under the laws of each jurisdiction in which the Partnership is doing business.  The Limited Partners agree upon request of the General Partner to execute such certificates or other documents and perform such other acts as may be reasonably requested by the General Partner in this regard.

(d) Any sale, transfer or assignment of an Interest in the Partnership or substitution of a Limited Partner made in compliance with this Section 9.3 shall be effective as of the day of the month in which the execution of such instruments, certificates, or other documents and the performance of such other acts by the Partner is completed as provided in subsections (a) and (c) of this Section 9.3, or in which any required written Consent thereto is given by the General Partner pursuant to subsections (a) and (b) of this Section 9.3, whichever is later.

(e) The Net Profits and Net Losses attributable to an assigned Interest in the Partnership shall be allocated among the assignor and assignee of such Interest as of the effective date of the assignment thereof, in accordance with Section 7.6 hereof.

(f) Upon the death, dissolution or incapacity of a Limited Partner, the successor-in-interest to the Limited Partner shall have the right to become a Substitute Limited Partner upon written notice to the Partnership within ninety (90) days after the appointment of such Limited Partner’s Representative, but not later than one hundred eighty (180) days after the death or certified incapacity of the Limited Partner, and upon such successor executing this Agreement or an amendment hereto, the certificate and such other documents as the General Partner may request.  If such right is not exercised, the Representative of the deceased or incapacitated Limited Partner shall have only the rights to distributions and allocations as the Limited Partner would have had.

(g) Notwithstanding anything contained in this Agreement to the contrary, the General Partner may require, as a condition to any transfer or assignment, a prior written notice of assignment of Units in form and substance satisfactory to legal counsel, signed by both the transferor and transferee, and a determination by counsel in form and substance satisfactory to the Partnership that (i) registration will not be required under the Securities Act of 1933, as amended;  (ii) such assignment or transfer will not violate any applicable federal or state securities, real estate syndication or comparable laws;  (iii) such assignment or transfer will not cause a termination of the Partnership for federal income tax purposes;  (iv) such assignment or transfer will not be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code;  (v) such assignment or transfer will not result in the Partnership being treated as a publicly traded partnership within the meaning of Section 7704 of the Code; and (vi) such assignment or transfer will not violate any loan documents or other agreements to which the Partnership is a party or by which the Partnership is bound.

9.4. Put Right.  At any time after November 15, 2009 and prior to November 15, 2013, any Partner who has held Units for at least three years (the “Put Partner”) shall have the right to request that the Partnership redeem all of such Units.  Such request shall be made in writing, state a requested date for the redemption (the “Requested Redemption Date”) and be delivered to the General Partner at least 60 calendar days in advance of the Requested Redemption Date.  The General Partner shall determine whether the Partnership has sufficient funds to grant the request, which determination shall be made prior to the Requested Redemption Date in the sole discretion of the General Partner.  If the General Partner determines that sufficient funds are available, the request shall be granted, and the Partnership shall transfer and deliver to the Put Partner no sooner than the Requested Redemption Date, but no later than 60 calendar days thereafter, 92% of the Unreturned Invested Capital of the Put Partner with respect to the redeemed Units determined as of the Requested Redemption Date; provided that the sum of the percentage interests in Partnership capital or profits transferred during the taxable year of the Partnership does not exceed 9% of the total interests in partnership capital or profits as determined in the sole discretion of the General Partner.  Notwithstanding the foregoing, at no time during any 12-month period may the number of Units redeemed by the Partnership exceed 2% of the number of Units outstanding at the beginning of such 12-month period unless such redemption is otherwise deemed to be a disregarded transfer for purposes of determining whether the Partnership is a publicly traded partnership pursuant to Regulations Section 1.7704-1 as determined in the sole discretion of the General Partner.  If the General Partner determines that sufficient funds are not available, or if the requested redemption would cause the number of Units redeemed by the Partnership to exceed 2% of the number of Units outstanding at the beginning of such 12-month period, the Partnership shall either (i) decline to perform the requested redemption or (ii) perform the requested redemption solely to the extent such redemption does not violate the provisions of Section 9.3 or this Section 9.4, to be decided in the sole discretion of the General Partner.

Each Put Partner covenants and agrees with the Partnership and the General Partner that all Units delivered in connection with the exercise of the put right under this Section 9.4 shall be delivered to the Partnership or the General Partner, respectively, free and clear of all liens, encumbrances, liabilities, claims or charges of any kind and, notwithstanding anything contained herein to the contrary, neither the Partnership nor the General Partner shall be under any obligation to acquire any Put Partner’s Units, (1) to the extent that any such Units are subject to any liens, encumbrances, liabilities, claims or charges of any kind or (2) in the event that any such Put Partner shall fail to give the General Partner adequate assurances that such Units are not subject to any such liens, encumbrances, liabilities, claims or charges of any kind or shall fail to agree to fully indemnify the General Partner from any such liens, encumbrances, liabilities, claims or charges of any kind as well as any costs and expenses relating to the Put Partner’s Units or the exercise of the put right.  Each Put Partner further agrees that, in the event any state or local transfer tax is payable as a result of the transfer of its Units to the Partnership or General Partner, respectively, each such Put Partner shall assume and pay such transfer tax.

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ARTICLE X

BOOKS, RECORDS AND ACCOUNTING

10.1. Books and Records.

(a) The Partnership shall keep and maintain the following records in its principal office or make them available in that office within five business days after the date of receipt of a written request under subsection (d) below:

1. a current list that states:

A. the name and mailing address of each partner, separately identifying in alphabetical order the General Partner and the Limited Partners;

B. the last known street address of the business or residence of the General Partner; and

C. the percentage or other interest in the Partnership owned by each Partner;

2. copies of the Partnership’s federal, state, and local information or income tax returns for each of the Partnership’s six most recent tax years;

3. copies of the Agreement and the Certificate, and all amendments thereof;

4. unless contained in this Agreement, a written statement of:

A. the amount of the cash contribution and a description and statement of the agreed value of any other contribution made by each Partner, and the amount of the cash contribution and a description and statement of the agreed value of any other contribution that the Partner has agreed to make in the future as an additional contribution;

B. events requiring the Partnership to be dissolved and its affairs wound up;

C. the date on which each Partner in the Partnership became a Partner;  and

D. books and records of account of the Limited Partners.

(b) The Partnership shall maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

(c) The Partnership shall keep in its registered office in Delaware, and make available to Partners on reasonable request, the street address of its principal United States office in which the records required by this section are maintained or will be available.

(d) A Partner or an assignee of a Partnership Interest, on written request stating the purpose, may examine and copy, in person or by the Partner’s or assignee’s representative, at any reasonable time, for any proper purpose, and at the Partner’s expense, records required to be kept under this section and other information regarding the business, affairs, and financial condition of the Partnership as is just and reasonable for the person to examine and copy.

(e) On the written request by any Partner or an assignee of a Partnership Interest made to the person and address designated in this Agreement or, if there is no designation, to the General Partner at the Partnership’s principal United States office, the Partnership shall provide to the requesting Partner or assignee without charge, true copies of:

1. this Agreement and all amendments or restatements;

2. the Certificate, and all amendments or restatements;  and

3. any of the tax returns described in Subdivision (2) of Subsection (a) above.

10.2. Accounting Method; Audits and Reports.

(a) The Partnership shall adopt the accrual method of accounting unless the General Partner determines, in the interest of the Partnership, that a different method should be adopted.

(b) At all times during the existence of the Partnership, the General Partner shall keep or cause to be kept full and true books of account in which shall be entered fully and accurately each transaction of the Partnership.  Unless otherwise required by applicable law, the General Partner shall deliver to the Limited Partners within one hundred twenty (120) days after the end of each Partnership Fiscal Year unaudited annual financial statements of the Partnership.  Such financial statements may be prepared by the General Partner or its Affiliates.  Such financial statements will be audited for a Partnership Fiscal Year by an independent certified accountant if the affirmative vote or written consent of the Limited Partners owning at least 30% of the then outstanding Units (not counting any Units then owned by the General Partner) is obtained at least 90 days prior to the end of such Partnership Fiscal Year.  If such financial statements are audited by an independent certified public accountant, the Partnership will bear 100% of the cost of such services.  In addition, the General Partner shall deliver within ninety (90) days after the end of each Partnership Fiscal Year so-called “Information Returns” showing the actual Profits or losses and the allocation thereof to each Partner for the Partnership’s preceding Partnership Fiscal Year.

(c) The General Partner shall deliver to the Limited Partners periodically, but not less than annually, operating reports and financial or other pertinent information as is determined appropriate by the General Partner.

10.3. Bank Accounts.  The General Partner shall maintain on behalf of the Partnership a bank account or accounts with such depositories as it shall determine, in which all monies received by or on behalf of the Partnership shall be deposited.  All withdrawals from such accounts shall be made upon the signature of such person or persons as the General Partner may from time to time designate.

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ARTICLE XI

SPECIAL TAX MATTERS

11.1. Tax Elections.  All elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner in the manner as will, in its opinion, be most advantageous to the Partners.  No Partner shall take or refuse to take any action which would cause the Partnership to lose the benefits of any tax election made or to be made.  The General Partner shall designate the “Tax Matters Partner” and the “Notice Partner” for the Partnership within the meaning of the Code.  For all purposes with respect to the Code, the General Partner appoints itself the “Tax Matters Partner” and the “Notice Partner,” as applicable, to serve in such capacity until its resignation or replacement is appointed.

11.2. Tax Audit Expenses.  In the event the Partnership is audited by the Internal Revenue Service, the Partnership shall pay all of the costs incurred in defending the Partnership’s tax position, including the cost of third party professionals engaged to assist in preparing for and representing the Partnership in such an audit.  In the event the Partnership does not have funds available to pay such costs,  the General Partner may advance such sums or may loan sufficient funds to the Partnership to cover such costs, in accordance with Section 5.4 herein.  The General Partner shall be solely responsible for determining when and to what extent to compromise, defend, or otherwise pursue the Partnership’s position with respect to the treatment of any item of Partnership income, expense, deduction, or allocation with respect to such an audit.

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ARTICLE XII

AMENDMENTS AND MEETINGS

12.1. General.

(a) The General Partner may, at any time, amend this Agreement in a way that does not adversely impact the rights of the Limited Partners; provided, however, that the General Partner shall provide written notice to the Limited Partners of such amendment no later than fifteen (15) days after the effective date of such amendment.

(b) The General Partner may, at any time, propose an amendment to this Agreement that adversely impacts the rights of the Limited Partners by providing notice thereof to all Partners in writing, together with a statement of the purpose(s) of the amendment and such other matters as the General Partner deems material to the consideration of such amendment.  An amendment to this Agreement proposed by the General Partner and adversely impacting the rights of the Limited Partners shall require the Consent of a Majority in Interest of the Limited Partners and such approval may be obtained at either a special meeting of Partners called for the purposes of considering such amendment or pursuant to the terms of Section 12.2.  A special meeting called for the consideration of an amendment to this Agreement proposed by the General Partner shall be called by the General Partner by providing written notice to all Partners not less than ten (10) not more than sixty (60) days before the meeting.  Included in the notice shall be a description of the proposed amendment.

(c) At any time, Limited Partners holding not less than 25% of the issued and outstanding Units may propose an amendment to this Agreement, or a meeting of Limited Partners to consider any other proposal for which the Limited Partners may vote hereunder, including the sale of all or substantially all of the assets of the Partnership.  Upon the request in writing to the General Partner of any person entitled to call a meeting, the General Partner shall promptly call a special meeting of all Partners to consider the proposal by providing written notice of the meeting to all Partners not less than ten (10) nor more than sixty (60) days before the meeting.  Included in the notice shall be a description of the action proposed.  The notice shall provide that Limited Partners may vote in person or by proxy.  Any amendment to the Agreement properly proposed by Limited Partners shall require the Consent of a Majority in Interest of the Limited Partners; provided, however, that no such amendment affecting the rights or obligations of the General Partner shall be approved without the approval of the General Partner.

12.2. Action Without a Meeting.  As an alternative to voting at meetings of the Partnership pursuant to this and other Articles of this Agreement, the Limited Partners may Consent to and approve by written action any matter that the Limited Partners may Consent to and approve by vote at a meeting.  In order to Consent to and approve the matter, the same percentage of Limited Partners, by interest, must sign the written action as is required by vote at a meeting; provided, however, that written notice of the action so taken is given to all Partners at least fifteen (15) days after such required Consent is obtained.

12.3. Amendments on Admission or Withdrawal of Partners and Clarification Amendments.

(a) Notwithstanding the provisions of Section 12.1 hereof, this Agreement may be amended without the Consent of the Limited Partners to reflect the addition, removal or substitution of a Limited Partner.  Any amendment to this Agreement pursuant to this Section 12.3(a) shall be signed by the General Partner, and by the Persons to be added or substituted, or their attorneys-in-fact, and, if Limited Partners are to be removed or substituted, by the removed or assigning Limited Partners or their attorneys-in-fact.

(b) Notwithstanding the provisions of Section 12.1 hereof, this Agreement and the Certificate may be amended without the Consent of the Limited Partners to reflect the designation of an additional or successor General Partner.  Any amendment to this Agreement pursuant to this Section 12.3(b) shall be signed by the remaining General Partner(s), and by such additional or successor General Partner.

(c) Notwithstanding the provisions of Section 12.1 hereof, this Agreement and the Certificate may be amended without the Consent of the Limited Partners to reflect the withdrawal or removal of a General Partner.  Any amendment to this Agreement pursuant to this Section 12.3(c) shall be signed by the withdrawing or removed General Partners and the remaining or successor General Partner.

(d) Notwithstanding the provisions of Section 12.1 hereof, this Agreement may be amended by the General Partner without the Consent of the Limited Partners to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provisions herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement.  Any amendment to this Agreement pursuant to this Section 12.3(d) shall be signed by the General Partner.

(e) Notwithstanding the provisions of Section 12.1 hereof, this Agreement may be amended by the General Partner without the Consent of the Limited Partners to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners.  Any amendment to this Agreement pursuant to this Section 12.3(e) shall be signed by the General Partner.

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ARTICLE XIII

MISCELLANEOUS

13.1. Notices.  All Notices, demands, or other communications hereunder shall be in writing and shall be deemed to have been given when the same are (a) deposited in the United States mail and sent by certified or registered mail, postage prepaid, return receipt requested, or (b) delivered, in each case to the parties at the addresses set forth below or at such other addresses as such parties may designate by written notice to the Partnership:

(a) if to the Partnership or the General Partner, at the principal office of the Partnership;  and

(b) if to the Limited Partners, at the addresses set forth in their respective Subscription Agreements or any written notice of change of address received by the General Partner.

13.2. Further Assurances.  The Partners will execute and deliver such further instruments and do such further acts or forbear from such action and things as may be required to carry out the intent and purpose of this Agreement.

13.3. Representations of the Partners.  Each Partner represents and warrants to the Partnership and every other Partner that (a) he is fully aware of, and is capable of bearing, the risks relating to an investment in the Partnership, (b) he understands his Interest in the Partnership has not been registered under the Securities Act of 1933, as amended, or the securities law of any jurisdiction in reliance upon exemptions contained in those laws, and (c) he has acquired his Interest in the Partnership for his own account, with the intention of holding the Interest for investment and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the Interest in violation of the Securities Act of 1933, as amended, or any applicable law.

13.4. Survival of Representations and Agreements.  All representations and agreements herein shall survive until the dissolution and final liquidation of the Partnership, except to the extent that a representation or agreement expressly provides otherwise.

13.5. Agreement in Counterparts.  This Agreement may be executed in counterparts and all so executed shall constitute one agreement binding on all parties hereto notwithstanding that all the parties hereto are not signatories to the original or to the same counterpart.

13.6. Captions and Context.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.  The use of a masculine pronoun shall be deemed interchangeable with a feminine or neuter pronoun as the content would require;  likewise singular nouns shall be interchangeable with plural as the content requires.

13.7. Construction.  The title of the Articles and Sections in this Agreement have been inserted as a matter of convenience of reference only and do not affect the meaning or construction of any of the provisions in this Agreement.

13.8. Governing Law; Successors.  This Agreement and the rights and obligations of the Partners shall be governed by and construed in accordance with the internal laws of the State of Delaware.  Except as otherwise expressly provided in this Agreement, all provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by or against, the heirs, successors, legal representatives and assigns of the parties hereto.

13.9. Binding Effect.  Subject to Section 13.11, this Agreement will inure to the benefit of and will be binding upon the Partners, their legal representatives, transferees, heirs, administrators, successors and assigns.

13.10. Validity of Agreement.  The invalidity of any portion of this Agreement shall not affect the validity of the remainder hereof.  Should any portion of this Agreement be declared invalid and unenforceable, then such provisions shall automatically be struck from this Agreement and replaced with a provision as close in meaning to the original provision as possible while remaining valid and enforceable.

13.11. Creditors Not Benefited.  Nothing in this Agreement (including specifically Sections 4.4, 5.4, 6.3 and 11.2) is intended to benefit any creditor of (i) the Partnership or (ii) a Partner.  No creditor of the Partnership or a Partner will be entitled to require the General Partner to solicit or accept any loan or additional capital contribution for the Partnership or to enforce any right which the Partnership or any Partner may have against a Partner, whether arising under this Agreement or otherwise.

[Signatures on next page]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the 15th day of November, 2006.

General Partner:

AmREIT Monthly Income & Growth IV Corporation

By:	/s/ Chad C. Braun
Name:	Chad C. Braun
Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

Initial Limited Partner:

AmREIT

By:	/s/ H. Kerr Taylor
Name:	H. Kerr Taylor
Title:	Chairman, Chief Executive Officer and President

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